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                                                                   EXHIBIT 11.1

                             i2 TECHNOLOGIES, INC.
      STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE (unaudited)
                    (In thousands, except per share amounts)



                                                             Three Months Ended           Six Months Ended
                                                                  June 30,                    June 30,
                                                            -----------------------    -----------------------
                                                               1996         1997          1996         1997
                                                            ----------   ----------    ----------   ----------
PRIMARY NET INCOME (LOSS) PER SHARE (1):

     Weighted average number of common shares outstanding       27,736       29,259        26,785       29,110
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         average market price (2)                                4,071         --           3,900        4,352
                                                            ----------   ----------    ----------   ----------
         Weighted average common and common
             equivalent shares outstanding                      31,807       29,259        30,685       33,462
                                                            ==========   ==========    ==========   ==========
     Net income (loss)                                      $      648   $     (390)   $    2,174   $    1,101
                                                            ==========   ==========    ==========   ==========
     Net income (loss) per share                            $     0.02   $    (0.01)   $     0.07   $     0.03
                                                            ==========   ==========    ==========   ==========

FULLY DILUTED NET INCOME (LOSS) PER SHARE:

     Weighted average number of common shares outstanding       27,736       29,259        26,785       29,110
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         period-end market price, if higher than the
         average market price (2)                                4,107         --           4,017        4,352
                                                            ----------   ----------    ----------   ----------
         Weighted average common and common
             equivalent shares outstanding                      31,843       29,259        30,802       33,462
                                                            ==========   ==========    ==========   ==========
     Net income (loss)                                      $      648   $     (390)   $    2,174   $    1,101
                                                            ==========   ==========    ==========   ==========
     Net income (loss) per share                            $     0.02   $    (0.01)   $     0.07   $     0.03
                                                            ==========   ==========    ==========   ==========



(1) The Company reports primary net income per share as the effect of dilutive securities is less than 3%.

(2) In computing these amounts, the funds used in applying the treasury stock method include the compensation related to stock options which will be charged to expense in the future.